Exhibit 99.8

Effective July 8, 2013

I hereby consent to being named as a person to become a member of the board of directors of Noble Corporation Limited, which will be re-registered as a public limited company incorporated under the law of England and Wales, in the registration statement on Form S-4 of Noble Corporation Limited that will be filed with the Securities and Exchange Commission and in any amendments or supplements thereto.

/s/ Ashley Almanza
Ashley Almanza